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Stockholders of Conyers Park II Acquisition Corp. were invited to attend a webcast/call held by the management of Conyers Park II Acquisition Corp. and Advantage Solutions, Inc. on September 8, 2020. The following is a transcript of the aforementioned webcast/call.

Conyers Park II and Advantage Solutions Combinations Conference Call September 8, 2020

Corporate Speakers:

∙Dave West; Conyers Park II; Chief Executive Officer

∙Jim Kilts; Conyers Park II; Executive Chairman

∙Brian Ratzan; Conyers Park II; Chief Financial Officer

∙Tanya Domier; Advantage Solutions; Chief Executive Officer

∙Brian Stevens; Advantage Solutions; Chief Financial Officer & Chief Operating Officer

∙Jill Griffin; Advantage Solutions; President & Chief Commercial Officer

PRESENTATION

Operator: Welcome to today's call to discuss the Conyers Park II Advantage Solutions Combination. I would like to turn the call over to Dave West, the CEO of Conyers Park II.

Dave West: Before we begin, I would like to remind everyone that our remarks will include forward-looking statements under Federal Securities laws. Such forward-looking statements include statements with respect to the estimated timing of the proposed transaction between Conyers Park II and Advantage Solutions, the anticipated future operating performance of Advantage Solutions and other remarks regarding Advantage Solutions growth strategy and opportunities such as those in connection with the COVID-19 pandemic. Words such as "may", "should", "expect", "estimate", "anticipate" and "potential" and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are based on current expectations that are subject to known and unknown risks and uncertainties that could cause actual results or outcomes to differ materially from expectations, and include those risks and uncertainties discussed in the preliminary proxy statement to be filed by Conyers Park II with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made and, except as required by law, Conyers Park II and Advantage Solutions undertake no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

With that out of the way, we are excited to be here today to share our plans to merge with Advantage Solutions. First, let's start with some introductions. I'm Dave West, CEO of Conyers Park II. I have over 30 years of experience with Consumer Products.

I started my career at Nabisco and spent 10 years at The Hershey Company in roles including Senior Vice President of Sales, CFO, COO, and CEO.

In 2011, I joined my two current partners, Jim Kilts and Brian Ratzan, in a transaction where we took Del Monte private and split the business into two, ultimately selling the business in 2016.

After that, we raised Conyers Park I and created The Simply Good Foods Company, which today owns the Atkins and Quest brands.

Throughout my career I've had the privilege to work with Jim Kilts, who is certainly the Dean of the consumer package goods industry.

Jim?

Jim Kilts: This is Jim Kilts. I've spent over 50 years in the consumer products business and I still love it. I'm the Chairman of The Simply Good Foods Company, former Chairman of the Nielsen Company and former Vice Chairman of Procter & Gamble. I've been CEO of Gillette, Nabisco, and ran Kraft Foods.

I'm excited to present to you today what I think is a terrific business combination for us at Conyers Park II. I'll now pass it over to Brian for his introduction.

Brian Ratzan: I'm Brian Ratzan. I am the Director and the CFO of Conyers Park II. I've been in the private equity business for over 25 years and have spent most of that time investing in consumer products.

I first had the opportunity to partner with Jim Kilts and Dave West when we took Del Monte Foods private and created Big Heart Pet Brands. I later joined Jim in 2014 at Centerview Capital. The three of us worked together on Conyers Park I and created Simply Good Foods, and now we are working together again on Conyers Park II.

I'm really excited to talk to you today about our business combination with Advantage. I will now turn it over to Tanya Domier, CEO of Advantage.

Tanya Domier: Good morning. I'm Tanya Domier, CEO of Advantage Solutions, and I've had the privilege of leading as CEO since 2013.

I joined the company when there were only 50 people and about $5 million of revenue. It's been an amazing journey and I look forward to sharing our story with you.

I'll turn it over to Brian and Jill to introduce themselves.

Brian Stevens: I'm Brian Stevens, I've been with the company for the past 12 years and it's been an exciting journey as we've more than doubled in size during that period.

I've been the Chief Financial Officer at Advantage Solutions for the past 10 years and the Chief Operating Officer since 2015. Before joining the company, I was the Vice President of Finance for Multi-Fineline Electronix and before that, spent seven years at PricewaterhouseCoopers.

Jill?

Jill Griffin: I'm Jill Griffin, President and Chief Commercial Officer. I've also been with the company for the past 12 years and I've spent much of that time driving the growth of our marketing division, as well as now digital commerce and sales.

Prior to joining Advantage, I was President of Navarre's interactive publishing division, and before that, served in several roles at TMP Worldwide.

Dave West: In the next few minutes today, we'll cover our investment thesis and highlight the transaction. Tanya and Jill will discuss what Advantage does, Brian Stevens will cover the Advantage financials, and Brian Ratzan will talk about transaction details.

We are pleased to share with you the plan to the business combination of Conyers Park II with Advantage Solutions. We will be deploying our $450 million in trust along with the $700 million PIPE.

Importantly, the current sponsor owners of Advantage will be rolling over their entire stake into the public company and will be putting in additional $200 million to work as part of the $700 million private placement.

Advantage is the leading provider of outsourced sales and marketing solutions to the manufacturers of consumer goods and key retailers across multiple channels. Its customers include some of the largest CPG manufacturers: Unilever, Pepsi, Mars, Tyson, and JM Smucker to name just a few. It also includes some of the world's largest retailers including Walmart, Costco, and Amazon.

Advantage's solutions include headquarter sales, retail and ecommerce merchandising and marketing services, as well as digital and in-store sampling. Advantage operates at scale projecting an estimated 2021 revenue of $3.5 billion and adjusted EBITDA of $515 million.

This is an attractive asset for Conyers Park II as this is the clear leader in the mission-critical ecosystem that links brand and retailers. We are confident that we can add value here given our extensive CPG experience.

Let me briefly review our investment thesis. Advantage is the leader in mission critical sales and marketing services industry, with significant advantages due to scale, differentiated capabilities, and continued investment in talent and technology over time. It operates in large and stable end markets driven by underlying growth and continued outsourcing in the industry.

Advantage has a diverse and sticky revenue stream with enduring relationships that have lasted for decades. These relationships have driven a consistent track record of growth through differing economic cycles. The business model is capital efficient with a large and flexible variable cost component.

We see multiple levers for both organic and inorganic growth. There's a significant whitespace opportunity to sell new services through existing clients, who often enter the business looking for sale services but then add marketing services over time.

There's an opportunity for incremental growth via shared gains as well. Tanya will explain how the business has recently captured nine new major national accounts from its nearest competitor.

The nascent pan-European joint venture also offers growth potential.

The company is an attractive M&A platform and believes the proposed capital structure and leverage profile will support continued tuck-in M&A. The team has completed over 60 acquisitions since 2014 at attractive prices and believes there are additional opportunities to grow through M&A.

And finally, we are impressed with the high quality, proven management team. A team that we know well and have used for their services over our CPG careers. In fact, Jim Kilts has been on the Advantage Board of Directors for six years.

We believe now is the perfect time to align with this management team and business model. The company's need to refinance and management's strategic positioning of the business have created a window of opportunity for us to invest at scale and at an attractive entry valuation.

I'll let Jim share his observations with you now.

Jim Kilts: Advantage is a terrific business and we believe it is a terrific value. I've been on the board of the company since 2014 and have essentially done six years of due diligence. I've worked closely with Tanya and the team over the years, and have witnessed Advantage's journey as it has defeated many obstacles in its path and has grown to where it is today.

The company today is better positioned versus competition than it ever has been before. It is the clear leader in the space, with the number one share in key business units, unmatched scale and capabilities and proprietary technology tools.

Advantage has a business model that has time and time again proven itself to be resilient. Whether it was the 2008 recession, the restructuring of retail coverage, or most recently, the COVID-19 pandemic, Advantage has been able to successfully transform every challenge thrown its way into an opportunity and come out on top.

Advantage is well positioned to take advantage of long-term trends including growth in ecommerce and in private brands. Most importantly, the management team is high-quality and one of the most talented teams I have every worked with. They are proven winner who are forward thinking and goal oriented.

Lastly, the financial model is solid and represents excellent value.

I'll now pass it to Brian to give you more details on the transaction.

Brian Ratzan: Here is a brief summary of the transaction. We are valuing the company at $5.2 billion or 10.1x estimated 2021 adjusted EBITDA. We will be walking you through why we think it's an attractive valuation.

It is also 10.9x EBITDA less CapEx as the business has minimal CapEx and generates a lot of cash. There are no sellers in the transaction. The transaction proceeds are being used to delever. The resulting leverage will be 3.7x LTM June EBITDA and given the cash flow dynamics we'll be down to 3.5x by the end of 2021.

The equity used for deleveraging will be financed through the $450 million of cash in Conyers Park II and a new common stock private placement of $700 million. The equity in the private placement was sold at $10 per share and it's important to note the existing sponsors, in addition to rolling their entire stake, are investing new equity of $200 million as part of a $700 million private placement.

At $10 per share, this implies an equity value of $3.3 billion. The existing sponsors rollover will represent a 62% ownership stake, and the investors in Conyers Park II and the private placement will own 38%.

Jim will serve as chairman, and importantly, Tanya and her team will continue to run the business. We expect to close as early as late October. With that, I will hand it over to Tanya to walk through the business.

Tanya Domier: This is Advantage in a nutshell. We perform key sales and marketing services, not only for some of the largest brands and retailers, but also for high growth up-and-coming brands.

We do this at scale with nearly 60,000 associates and at over 200,000 physical and online retail stores, and all of this is powered by insight, data, and technology. As you can imagine at this scale, we have quite a moat with very high barriers to entry.

One of the beautiful aspects about our business is that our platform is very nimble. We evolve one step ahead of our clients' needs. Change in the end markets for brands and for retailers create opportunities for us to solve new problems and build new businesses as we do so.

So, we've used the combination of a build and buy strategy to amass new capabilities to deliver solutions for trends like emerging brands, ecommerce, and private label.

We sit as the strategic intermediary between brands and retailers and we have the opportunity to understand where there are pain points and how we can help solve them.

As you can see, we serve very large brands like Pepsi and Mars and Unilever, and also emerging brands like Lenny & Larry. We represent these brands across all key categories including food and beverage, health and personal care, and home care. We have over 3,500 clients.

We sell our brands across key channels of trade like Walmart and Costco in mass and club, and Albertsons and Kroger and grocery and Amazon.com and Walmart.com in commerce, as well as many specialty retailers like Home Depot and Dollar General.

Advantage is a critical link between brands and retailers that gets our clients' products to the consumer whether they're shopping in store or online. This critical function manifest itself in both sales and marketing capabilities and I'm going to walk you through exactly what this looks like.

In our sales segment, which you can see here on the left-hand side of this page, we execute the fundamentals of selling and merchandising at scale on behalf of our clients. And I'm going to use laundry detergent as an example of what we do.

For each retailer, we have a headquarter team of sales professionals. And to give you an example of scale, in our Cincinnati office focused on Kroger, we have 200 sales professionals focused on headquarter activities on behalf of our clients' brands, and our professional would use data, analytics and our speed to insight platform to make their recommendations. And this very same model is replicated for each retailer across the country.

So, using laundry detergent and Kroger as the example, our headquarter team would build the compelling annual plan for laundry brand's promotions, pricing, shelf-placement, and a strategy to execute each and every aspect of that plan.

Once that plan is set, the next role is for our merchandising team to make sure that every single Kroger store has SKUs in the right place, at the right price, ready for shoppers to buy. And as you can imagine, this requires thousands of retail merchandisers to go into the backroom of stores, bring out cases of products, fix missing items at the shelf, capture data on the category, build incremental displays, and ensure that our represented brand has a competitive advantage at Kroger. Each of our merchandising associates carry handheld devices where they use data and predictive analytics to maximize their store call, and capture data to be able to relay relevant information on the brand and the category. We do this critical activity seven days a week, with approximately 20,000 sales calls at retailers across the country.

I've given you an in-store example, and now I want to tell you about how we serve these same critical functions online in our online practice that we began building out five years ago. We used our tuck-in M&A strategies to buy first and third-party agencies that serve Amazon and other retailers in order to replicate the headquarter coverage model that we provide for brick and mortar retailers.

Using that same laundry detergent example, our role would be to create compelling sales plans for online retailers like Amazon. And we also replicated the merchandising function, as well. For example, merchandising online would mean that we would create compelling content for the brand to include the best images and descriptions. We would also manage their reviews and make sure that each product in the line has attractive placement through managing search. We also manage the backend administration of selling online and driving omnichannel consistency.

We manage the entire purchase journey just exactly like we do in a physical store. We just do it with more data and fewer people.

In our marketing segment, on the right-hand side of this slide, we deliver compelling messages and experiences to consumers on behalf of our clients before they shop, and when they're shopping. So, as a consumer, you might see our work by getting a targeted ad to bring you into the store, or a coupon in your mail, or a sweepstakes promotion in the store. You might even see an event specialist handing out samples, explaining the attributes of the brand relative to a leading competitor.

And if you happen to do online grocery pickup, the samples that you'll find in your bag were curated by our team, as well. These marketing tactics are replicated for online purchases with targeted ads that get you to click through to an online retailer, and we have organically built an ecommerce sampling business so that we get samples in your hands whether you're buying your groceries in store, whether you're picking them up or whether you're ordering them online and having them deliver.

In 2019, our total revenue was $3.8 billion. We divide Advantage into two operating segments – Sales and Marketing. Sales was about 52% and Marketing about 48% of revenue.

We're proud to be the clear market leader across core service lines in both of these segments with attractive growth platforms in areas such as ecommerce, which we'll talk about shortly.

Let's talk for a minute about our Sales business. We're the leader in essential sales and merchandising services and our platform is that critical link between brands and retailers that gets clients' products to consumer both in store and online. Sales is a big bucket of our revenue

–it's about $2 billion – and we're deeply embedded between brands and retailers providing mission-critical services.

About 75% of this business comes from providing the critical headquarter sales and merchandising activities that I described earlier in omnichannel retailing. About 10% comes from sales activities for brand clients in the food service channel of trade, and the remaining 15% of this $2 billion in revenue comes from our international joint venture where we're building the first consolidated pan-European service provider to brands and retailers.

We are the clear market leader in the large and stable U.S. outsourced Sales business, and over the past five years, we've heavily invested in industry-leading talent, and technology, and capability. And today, we benefit from significant competitive advantages associated with our scale, with our expertise, and long-term blue-chip client relationships and service innovations.

In 2018, when we last had a market share estimate compiled, we had a number one share at around 20%, and this represented the largest of the three national competitors. Since then, however, our competitors have struggled while we've continued to thrive. This has allowed us to consolidate our market share advantage. In 2019 alone, our Sales division won nine new national clients from our next largest competitor, which is really a remarkable achievement given the historic stickiness of national accounts. It's also a testament to the differentiated service offerings that we provide over our competitors. In fact, our closest competitor now only competes in 35% of what we do. As an enterprise, we are over 2.5x larger than this competitor in total revenue, and 3.0x larger in total EBITDA. This gives us significant advantages in both resources and reinvestment.

One of the most exciting things about the nine national sales clients that we won in 2019 is that they were primarily using their previous provider for headquarter and merchandising in physical stores, while we've already been able to provide several of them one or more of our additional value-added services like ecommerce and marketing.

There is also significant opportunity for future growth in the Sales segment because a significant portion of the market remains fragmented among regional and specialty providers. Our M&A strategy is also important here because we believe we'll be able to continue to make tuck-in acquisitions at attractive multiples with these fragmented specialty players. Our differentiated offerings and scale should enable us to continue to gather more share from this group over the coming years.

In our Marketing division, our business has two main activities. The first is our sampling business, which accounts for 70% of our marketing revenue. This is a very unique business managing highly customize and deeply embedded sampling programs, both in store and online, with multi-decade-long relationships with leading retailers. We have the largest sampling business in the world and over 90% share in the United States. We are the exclusive provider of sampling services at retailers like Walmart, Costco, Target, Whole Foods, Albertsons, and Kroger just to name a few.

While our contracts are with retailers, we are paid largely by the brands on a fee-per-event-day basis. For these brands and these retailers, sampling is a mission-critical activity to drive their sales, to promote loyalty, and to build trial.

In March, due to COVID, we had to suspend our physical sampling programs, but while the in- store sampling was in hibernation, our online sampling business has accelerated. Fortunately, we had looked ahead in investing in online sampling over the past few years, so we were ready to ramp quickly and help retailers, brands, and shoppers fill that void that existed during COVID. However, I'm excited to share that we have began to re-launch in-store sampling programs with our retail partners in a safe and measured way, of course, in the last few weeks. And we expect the in-store portion of the business to build back through the rest of the year.

The second activity in marketing is our specialized agency business in shopper, digital, culinary, and private label. This segment accounts for 30% of our marketing revenues. We're the clear leader in private label services as the industry pioneer. And for seven years running, we've been ranked the number one shopper and consumer agency by Ad Age, with our scale being driven by the highly specialized marketing services that we provide in translating brand campaign to specific purchase level action.

We've also been building an exciting platform to capture the rapid growth in ecommerce. Notably, five years ago, this was zero, and today, it represents approximately 9% of our total revenue, on par with the marketplace. This ecommerce revenue is reported in both segments depending on whether the activity is a sales or marketing function.

As I mentioned, our strategy was to replicate the exact same fundamentals of effectively selling, merchandising and marketing for brands and retailers online.

We do this through full-service ecommerce sales to include business advisory and first and third- party sales to e-tailers. And we also provide online merchandising services to include content creation and syndication. And then finally, we built an award-winning capability in ecommerce marketing, digital advertising, search, and brand advocacy.

Key portions of this business are experiencing accelerated growth during COVID and we expect it to be a meaningful part of our growth strategy.

Jill's going to walk you through more on our value proposition now.

Jill Griffin: You've now heard about our broad capabilities and how we are an indispensable component of the value chain for both brands and retailers. On the left side of the slide is an example of a beverage client for whom we provide services from all of our sales, marketing, digital commerce, and food service portfolios to holistically manage their brands across the marketplace.

On the right side of the slide is a natural specialty retailer, for whom we are the exclusive provider of in-store experiential, merchandising (including reset, remodel, daily in stocks), category management for their private label, as well as their single source of product content data.

As is consistent with any of our other clients or customers that I could walk you through, the services that we provide are critical, deeply integrated, daily functions for both brands and retailers.

Because of the critical nature of our work, we are a key partner to clients, building trust and credibility over time as well as service scope.

This is an example of a 25-year client partnership that started in sales, as many do, where we performed headquarter sales and merchandising functions.

Then as we became more integrated in their business, more knowledgeable on their needs and simultaneously had built and bought new capabilities based on our view of market trends, we were able to progressively provide more services and value to them.

As you can see here, we evolved into shopper marketing, consumer marketing, food service marketing, business intelligence, and recently became their ecommerce agency of record.

This is a great example of the Advantage business model at work. Once we prove ourselves and become trusted advisers, brands become users of our other services. We have a very disciplined process of tracking our new business pursuits to bring new clients into our ecosystem as well as the progress with converting whitespace in existing clients.

Which leads us to my favorite slide showing you the length of our partnerships over 10, 20, 25 years, and the depth of our relationships spanning both Sales and Marketing segment services.

We believe our approximately 98% client retention rate from 2009 through 2019 is a testament to the tangible economic benefits that we deliver, as well as our ability to continually evolve our services over time to stay relevant and pace with the market.

Tanya Domier: This is my favorite slide because it shows that we've been able to grow our business in every single year over a long period of time, including the recession of 2008 and 2009.

As we'll speak about shortly, the resiliency of our business model is also being highlighted by COVID-19. By servicing our clients well, by reinvesting in capabilities that allow us to help them solve problems, we've been able to build our business, and develop our reputation for being a battle-tested, experienced team that can be counted on to deliver for shareholders in any environment.

One final item that I'd like to highlight is that in December of 2017, Advantage acquired Daymon, and while this acquisition did lower the overall margin profile of our consolidated business, it was a highly strategic acquisition for our company.

The Daymon transaction significantly strengthened our competitive position in three key ways. First, it established a leadership position in the growing "retail single source" segment which is very synergistic with other aspects of our service offering. Second, it enabled us to build out private label capabilities. And last but not least, it allowed us to consolidate share in demo, a very important and strategic business for us.

As you all know, COVID threw a curve ball to a lot of businesses, including ours. But just like crises in the past, the past few months have again proven the strength and the resiliency of our business model, and our management team's demonstrated ability to adapt to changing environments.

In our Sales segment, our core grocery business increased significantly during COVID as people looked to load their pantries and to eat more at home, which drove considerable growth in the channel. We also found new revenue streams online with the accelerated adoption of ecommerce through our first and third-party agency headquarter services, online grocery pickup sampling, and sampling through pure play ecommerce. The only material headwind to our business during COVID-19 has been the temporary disruption through our in-store sampling business, which I mentioned earlier.

We put this part of our business into hibernation with our retailer partners in March. And as I mentioned earlier, these businesses are in the process of being brought back in a measured way to protect health and safety, but are not yet back to full operations. We expect this business to emerge from COVID stronger than when it went in for the simple reason that consumers love it and retailers and brands depend on it.

And now, I'd like to turn it over to Brian Stevens to discuss our financials.

Brian Stevens: As you saw in Tanya's discussion, the company has a long history of delivering revenue growth. In the Sales segment, we reported strong growth during the past three years, even generating growth this year during COVID-19 despite the headwinds we've had in our food service channel.

This growth in sales is driven by increases in all traditional retail channels – grocery, mass, club, and ecommerce.

For the Marketing segment, it is not as clear from the chart, but we actually had organic growth every year until COVID hit us this year.

The growth from 2017 to 2018 is primarily from the Daymon acquisition, which accounted for about $1 billion of the increase.

We had 3.5% growth from 2018 to 2019, when you adjust from the channel conflict because of the Daymon acquisition.

The decline in 2020 has been almost entirely from the COVID impact on demo, which you'll see more clearly when we talk about the 2020 quarterly results.

Now demo is going to come back – it's a matter of when, not if – as we said earlier, Costco has already started resuming some demos.

Turning to our 2021 estimates, we are taking a conservative view in light of the COVID situation. We've only assumed 1% growth in the Sales segment and have modeled conservative estimates around demo volume resulting in the Marketing segment well below the 2019 actuals. But we believe both segments have meaningful upside.

Turning to adjusted EBITDA margins, you can see that we have meaningful growth within the Sales segment as well as margin expansion. The Marketing segment has grown every year pre- 2020, and we expect it to grow once demos resume with retailers.

We recorded a dip in margins in 2018 due to the mix effect of the Daymon acquisition. However, we were able to begin improving margins again through cost efficiencies and better mix in 2019 and 2020.

Also, you'll see that we are projecting 2021 margins consistent with 2020, but based on our history of margin expansion, we feel there is additional upside we can achieve.

Now, the first half of 2020 has been a tale of two quarters – pre and post COVID. For Q1, we had revenue growth adjusted EBITDA growth, even though the COVID impact began in March.

As a result, second quarter had a drop versus Q1 and the prior year, largely due to disruption in the experiential marketing business. However, we were still able to drive margin expansion of 3.5% during the second quarter.

While we did benefit from some favorable mix, we believe these results demonstrate the benefits of the highly variable cost structure of the organization.

Now, let's turn to the long-term outlook of the business. We have projected long-term organic growth of 1-3%. Our base business foundation is based on the CPG industry, and as an example, one of our largest revenue streams is commission based. So, as our clients revenue increase, either per volume or price, then our revenue increases.

The CPG industry has grown on average 2.8% per year over the past 10 years. This backdrop and our ability to win new business through whitespace growth, new clients, and international expansion, has resulted in our revenues growing organically 4% annually over the past 10 years, and give us a high degree of confidence of achieving the 3% projected revenue growth.

We are projecting adjusted EBITDA growth 3-5%, which reflects our expectation of 3% revenue growth, and margin benefits from improved mix and operational efficiencies. We have achieved slightly less than 6% adjusted EBITDA growth historically and have been able to consistently achieve margin expansion over the past 12 years that I've been here at Advantage.

Lastly, we see M&A as a significant value driver that would be additive to the organic revenue and EBITDA growth projections we discussed. Historically, this enhanced our growth substantially, and we've achieved revenue and EBITDA growth of 12.6% and 11%, respectively, since 2007.

As you can see here on the M&A slide, we do acquisitions year in and year out. We have historically averaged approximately 10 acquisitions per year. We are adding services and capabilities that will allow us to be more value-added and sticky with our clients and customers, which is reflected in our 98%+ customer retention rate.

And, we have focused on doing these at attractive valuations. On average, we have done these transactions at 5x-6x, trailing 12 months pre-synergies EBITDA. Looking forward, we believe our pipeline is robust and valuations remain attractive. In fact, when you look at the three acquisitions we did in 2020, we did them at an average of 4.5x trailing 12 months EBITDA.

So, this has been a great value driver to the organization historically, and we expect it will continue to be a key part of our growth strategy going forward.

And with that, I'll turn it over to Brian Ratzan to talk more about the transaction and comps.

Brian Ratzan: I covered the information on the top of the slide earlier so I'll focus you on the charts below.

First, the sources and uses. Uses, as I said earlier, will be to pay down existing debt and pay fees and expenses. The required capital will come from the $450 million in trust, the private placement of $700 million, and borrowings under a new debt facility of $2.1 billion.

The resulting valuation at $10 per share with 330 million shares outstanding implies an equity value of $3.3 billion, plus the new debt, results in a total enterprise value of $5.2 billion, or 10.1x estimated 2021 adjusted EBITDA. The share count includes approximately 200 million shares that are being rolled over by the existing Advantage shareholders, 45 million shares from Conyers Park II and 70 million shares in the private placement, and 11 million founder shares.

So, how do we think about value? First, looking at our operating benchmarks. We know there is no perfect comp, so we tend to think about our business model and how it lines up versus other service companies.

What's important as we think about that model is, we are a leader in our space, have large sophisticated customers with recurring revenue, and have a significant labor force which is enabled by real technology that provides a barrier to entry.

So, we bucketed the peer set into four groups. First, the CPG manufacturers, as they represent our end market and their growth should be a proxy of the growth rate of our core services.

Second, best-in-class service providers, as they represent well-run leaders in their space.

Next, other outsourcers, since their businesses tend to have large workforces but are less driven by technology and thus tend to have lower margins.

And last, information services, as they have a similar recurring revenue base. In particular, we consider ADP to be like Advantage as it has transaction-based recurring revenue driven by outsourcing of a key function, in their case, HR.

Our projected long-term growth rate of 1-3% (which is a discount to our historical rate) is generally in line with all groups within the peer set.

Our estimated EBITDA margins of 15-16% are below those of the CPG manufacturers and the info service companies due to our large workforce, but our margins are higher than the Outsourcers as we leverage technology, as well. We are more in line with the best-in-class service providers from a margin perspective.

Our cash flow conversion is higher than the peer set as a result of our low CapEx and high free cash flow.

Turning to Slide 33, we think we are at an attractive valuation relative to the median of the peer groups we just discussed. The different set of peers trade between 12 to over 20x EBITDA. We are valuing the business at 10x. This is more attractive when looking at a multiple of EBITDA- less CapEx, given our cash flow characteristics.

I would also point out that we believe the other business outsources provide a real floor in valuation, given the operating benchmarks we just discussed.

I will now turn it over to Jim for closing remarks.

Jim Kilts: In conclusion, Advantage is a very attractive asset for Conyers Park II and we're very excited to be partnering with Tanya and her team. Advantage is the clear leader in the mission critical sales and marketing industry.

The company is better positioned versus competition today than it ever has been. It has a robust financial profile delivering consistent growth across economic cycles and industry changes. The management team here is extremely high quality and are proven winners. The transaction is being done at an attractive valuation with a conservative forecast. And lastly, we are confident in our ability to add value to the business.